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                                                                     EXHIBIT 2.2

                                                                       EXECUTION





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                             NOTE PURCHASE AGREEMENT



                                 BY AND BETWEEN



                          DANIELSON HOLDING CORPORATION

                                       AND

                           THE PURCHASERS NAMED HEREIN





                          DATED AS OF DECEMBER 2, 2003


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                  This NOTE PURCHASE AGREEMENT (this "Agreement"), is dated as of the 2nd day of December, 2003, by and among Danielson Holding Corporation, a Delaware corporation, with its principal office at Two North Riverside Plaza, Suite 600, Chicago, IL 60606 (the "Company"), and each of the purchasers named in EXHIBIT A attached hereto (each, a "Purchaser" and collectively, the "Purchasers").

                  WHEREAS, the Company seeks financing (a) to facilitate the timely funding of the Deposit, the Acquisition and related fees and expenses prior to the consummation of the Rights Offering and (b) for general corporate purposes; and

                  WHEREAS, in connection therewith, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally, desires to purchase from the Company, pursuant to this Agreement, the aggregate principal amount of Notes set forth opposite its respective name in EXHIBIT A hereto; and

                  WHEREAS, the Company desires to issue and sell to D. E. Shaw, and D. E. Shaw desires to purchase from the Company, the Additional Equity; and

                  WHEREAS, the Company desires to issue to each Purchaser, as part of its inducement to, among other things, purchase the Notes being purchased by such Purchaser and provide, directly or indirectly, a portion of the Exit Financing, the total number of shares of common stock of the Company set forth opposite its respective name in EXHIBIT A hereto.

         NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

                  1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                  1.1. "ACL" means American Commercial Lines LLC, a Delaware limited liability company and an indirect subsidiary of the Company.

                  1.2. "Acquisition" shall have the meaning assigned to such term in the Covanta Agreement.

                  1.3. "Additional Equity" shall have the meaning set forth in Section 5.5 hereof.

                  1.4. "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person (other than exclusively as a result of such Person's role as a senior executive of that Person), whether through the ownership of voting securities or by contract or otherwise.



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                  1.5.     "Agreement" shall have the meaning set forth in
         Recitals hereof.

                  1.6.     "AMEX" means the American Stock Exchange.

                  1.7. "Bankrupt Subsidiaries" shall have the meaning assigned to such term in the First Lien L/C Credit Facility Credit Agreement.

                  1.8. "Breakup Fee" means the Termination Fee as defined in the Covanta Agreement.

                  1.9. "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized to or required by law or governmental action to close.

                  1.10. "Change of Control" means: (a) the sale or other disposition of all or substantially all of the Company's assets to any Person; (b) the direct or indirect acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange
         Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors; or (c) the first day on which a majority of members of the Company's Board of Directors (the "Board of Directors") are not Continuing Directors.

                  1.11.    "Closing" shall have the meaning set forth in Section
         2.4 hereof.

                  1.12.    "Closing Date" shall have the meaning set forth in
         Section 2.4 hereof.

                  1.13. "Code" means the Internal Revenue Code of 1986, as amended.

                  1.14. "Common Stock" means shares of common stock, par value $.10 per share, of the Company.

                  1.15. "Company" shall have the meaning set forth in Recitals hereof.

                  1.16.    "Company Non-Performance" means any circumstance in

         which the Deposit becomes due and payable to Covanta pursuant to
         Section 11.2(c)(i)(A)(x) or 11.2(c)(i)(B) of the Covanta Agreement.

                  1.17.    "Consideration" shall have the meaning assigned to
s        uch term in the Covanta Agreement.

                  1.18. "Contemplated Transactions" shall have the meaning assigned to such term in the Covanta Agreement.

                  1.19. "Continuing Directors" means, as of any date of determination, those members of the Board of Directors of the Company who: (a) were members of the Board of Directors on the date of this Agreement; or (b) were nominated for election or elected to the Board of Directors with the affirmative vote of, or whose election or appointment was



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


         otherwise approved or ratified (whether before or after nomination or election) by, at least a majority of the Continuing Directors who were members of the Board of Directors at the time of the nomination, election or approval, as applicable.

                  1.20. "Covanta" means Reorganized Covanta as defined in the Covanta Agreement.

                  1.21. "Covanta Agreement" means that certain Investment and Purchase Agreement (including the exhibits and appendices thereto), by and between Covanta Energy Corporation and the Company, dated as of even date herewith, a copy of which is attached hereto as EXHIBIT D.

                  1.22. "CPIH" means Covanta Power International Holdings, Inc., a Delaware corporation.

                  1.23.    "CSFB" means Credit Suisse First Boston.

                  1.24. "Deposit" shall have the meaning set forth in the Agreement.

                  1.25. "D. E. Shaw" means D. E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company.

                  1.26.    "Disclaimer" shall have the meaning set forth in
         Section 7.3(e) hereof.

                  1.27. "Disclosure Documents" means the Company's Annual Report on Form 10-K for the period ended December 28, 2002, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003, any Current Reports on Form 8-K filed by the Company on or after December 29, 2002 but on or before the date hereof, and the Company's Schedule 14A Proxy Statement for its Annual Meeting of Stockholders, filed on October 6, 2003.

                  1.28. "Disclosure Schedule" shall have the meaning set forth in Section 3 hereof.

                  1.29.    "Escrow Account" shall have the meaning set forth in
         Section 2.4 hereof.

                  1.30.    "Escrow Agent" shall have the meaning set forth in
         Section 2.4 hereof.

                  1.31. "Escrow Agreement" shall have the meaning set forth in Section 2.4 hereof.

                  1.32.    "Escrow Receipts" shall have the meaning set forth in
         Section 2.3(a) hereof.

                  1.33.    "Escrowed Stock" shall have the meaning set forth in
         Section 2.3(a) hereof.

                  1.34. "Event of Default" shall have the meaning set forth in Section 8 hereof.

                  1.35. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.


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                  1.36.    "Exit Financing" shall have the meaning set forth in
         the Covanta Agreement.

                  1.37. "Extended Maturity Date" means the earlier of (x) July 15, 2005 and (y) the issuance of a non-appealable binding decision by a court of competent jurisdiction to the effect that either (a) Covanta is entitled to retain the Deposit under the Covanta Agreement or (b) Covanta is obligated to pay the Breakup Fee under the Covanta Agreement.

                  1.38. "Extension Fee" shall have the meaning set forth in EXHIBIT F.

                  1.39. "Final Deposit" shall have the meaning set forth in the Covanta Agreement.

                  1.40. "Financial Statements" shall have the meaning set forth in Section 3.6 hereof.

                  1.41. "First Lien L/C Credit Facility Credit Agreement" shall have the meaning set forth in the Covanta Agreement.

                  1.42.    "GAAP" shall have the meaning set forth in Section
         3.6 hereof.

                  1.43. "GMS" means Global Material Services, LLC, a Tennessee limited liability company.

                  1.44. "Initial Deposit" shall have the meaning set forth in the Covanta Agreement.

                  1.45. "International Revolver Credit Facility Credit Agreement" shall have the meaning set forth in the Covanta Agreement.

                  1.46. "International Term Loan Credit Facility Credit Agreement" shall have the meaning set forth in the Covanta Agreement.

                  1.47. "Investment Entity" shall have the meaning set forth in the Covanta Agreement.

                  1.48. "Investor Expense Reimbursement" shall have the meaning set forth in Section 12.6 hereof.

                  1.49. "Material Adverse Effect" means (a) a material adverse effect on the properties, assets, businesses, affairs, results of operations or financial condition of the Company and its Subsidiaries, considered as a whole or (b) the effect of preventing or materially interfering with the Company's ability to consummate the Transactions; provided, however, that no effect resulting, individually or in the aggregate, from macro-economic events or general market-related changes shall be a Material Adverse Effect unless the Company is affected by such events or changes in a manner that is substantially disproportionate when compared to competitor or peer businesses.


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                  1.50.    "Maturity Date" means the Scheduled Maturity Date or,
         if there is a bona fide dispute concerning either Covanta's retention of the Deposit or its payment of the Breakup Fee, the Extended Maturity Date, if later.

                  1.51. "Non-Ownership Change Rollover Terms" means the terms of the Notes set forth on EXHIBIT E.

                  1.52. "Non-Performing Purchaser" means (a) any Purchaser that fails in connection with the Second Lien L/C Credit Facility Credit Agreement (i) to execute and deliver such credit agreement and all other documents contemplated thereby to be delivered by such Purchaser as a lender thereunder, (ii) to provide required collateral, or (iii) to satisfy the absence of a Material Adverse Change condition applicable to such Purchaser, in each case as set forth in the commitment letter dated as of December 2, 2003 among Covanta, the Purchasers and Bank One, NA, as issuing bank and agent; or (b) D. E. Shaw, if D. E. Shaw fails, in connection with the International Revolver Credit Facility Credit Agreement, to cause Deutsche Bank, A.G. or its Affiliates or another financial institution of sound reputation, to execute, deliver and make available such International Revolver Credit Facility Credit Agreement.

                  1.53. "Notes" means one or more note(s) containing the same terms and conditions, and with the same conversion features, as set forth herein and in the form of note attached hereto as EXHIBIT B; provided, however, that the terms of the Notes may be modified pursuant to the Ownership Change Rollover Terms or the Non-Ownership Change Rollover Terms, as applicable.

                  1.54. "Ownership Change" has the meaning ascribed thereto in Section 382(g) of the Code.

                  1.55. "Ownership Change Limitation" means any issuance of Common Stock that would otherwise result in an Ownership Change under
         Section 382(g) of the Code, computed by substituting "48.75 percentage points" for "50 percentage points" where such phrase appears in Section 382(g)(1)(A) of the Code.

                  1.56. "Ownership Change Rollover Terms" means the terms of the Notes set forth on EXHIBIT F.

                  1.57. "Permitted Liens" means: (a) liens on the stock of Covanta to secure the debt comprising the Exit Financing; (b) liens in favor of any Subsidiary; (c) liens incurred or deposits made to secure the performance of statutory or regulatory obligations, bankers' acceptances, surety or appeal bonds, performance bonds, deposits to secure the performance of tenders, bids, trade contracts, government contracts, import duties, performance, and return-of-money bonds, leases or licenses or other obligations of a like nature incurred in the ordinary course of business, including, without limitation, landlord liens on leased properties; (d) existing on the date of this Agreement (other than liens to secure debt for borrowed money); (e) liens for taxes, assessments or governmental charges or claims that (i) are not yet delinquent, (ii) that are not yet subject to penalties or interest for non-payment or (iii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently


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         concluded, provided that in the case of clause (iii), any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore, (f) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's, suppliers' or other like liens arising in the ordinary course of business and deposits made to obtain the release of such liens and with respect to obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made; (g) liens incurred or pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (h) deposits made in the ordinary course of business to secure liability to insurance carriers; (i) any attachment or judgment lien not constituting an Event of Default under this Agreement and liens arising from the rendering of a judgment that is not a final judgment or order against the Company or any Subsidiary with respect to which the Company or such Subsidiary is then proceeding with an appeal or other proceeding for review or in connection with surety or appeal bonds in connection with such attachment or judgment; (j) any interest or title of a lessor or sublessor under any operating lease; (k) liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business; and (l) rights of set-off of banks and other Persons.

                  1.58. "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

                  1.59. "Plan" shall have the meaning set forth in the Covanta Agreement.

                  1.60.    "Plan Shares" shall have the meaning set forth in
         Section 3.3(b) hereof.

                  1.61.    "Preferred Stock" shall have the meaning set forth in
         Section 3.3(a) hereof.

                  1.62. "Public Participation" means the following fraction, not to exceed one: total number of shares of Common Stock purchased by Persons other than the Purchasers and the State of California Commissioner of Insurance pursuant to the Rights Offering, divided by 16,388,017, calculated to the fourth decimal place.

                  1.63. "Purchaser" shall have the meaning set forth in Recitals hereof.

                  1.64. "Purchaser Group Non-Performance" means any circumstance in which the Deposit becomes due and payable to Covanta pursuant to Section 11.2(c)(i)(A)(y) of the Covanta Agreement.

                  1.65. "Registration Rights Agreement" shall have the meaning set forth in Section 5.7 hereof.

                  1.66. "Required Majority" shall mean (i) in connection with any reduction in the Reserve Amount or any increase in the Consideration, all Purchasers and (ii) in all other cases, Purchasers holding at least 66 2/3 % of the aggregate outstanding principal amount of Notes.


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                  1.67.    "Reserve Amount" shall mean $7,000,000 of the
         aggregate principal amount of Notes.

                  1.68. "Restated Certificate of Incorporation" means the Company's Restated Certificate of Incorporation filed on July 20, 1999, as amended on September 6, 2001.

                  1.69.    "Rights Offering" shall have the meaning set forth in
         Section 5.4(a) hereof.

                  1.70. "Rollover Terms" means the Ownership Change Rollover Terms and the Non-Ownership Change Rollover Terms.

                  1.71.    "Scheduled Maturity Date" means January 2, 2005.

                  1.72.    "SEC" means the Securities and Exchange Commission.

                  1.73. "Second Lien L/C Credit Facility Credit Agreement" shall have the meaning set forth in the Covanta Agreement.

                  1.74. "Securities" shall mean the Notes, the shares of Common Stock issuable upon conversion of the Notes, and the Escrowed Stock.

                  1.75. "Securities Act" shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

                  1.76. "Significant Subsidiary" means any Subsidiary that, or any group of Subsidiaries (if treated as a single Subsidiary with the revenues or assets of its members) that, would constitute a "significant subsidiary", as defined in Section 1-02(w) of Regulation S-X under the Securities Act, as in effect on the date of this Agreement.

                  1.77. "Subsidiaries" means, any corporation or other organization, whether incorporated or unincorporated, of which, as of the date of this Agreement, (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization will be held directly or indirectly, owned or controlled by the Company or
         (b) the Company or any of the Subsidiaries will be a general partner or managing member; provided, however, that in no event will ACL, Covanta or any of their subsidiaries be deemed to be Subsidiaries of the Company for purposes of this Agreement.

                  1.78. "TAT" means Third Avenue Trust, on behalf of the Third Avenue Value Fund Series, a Delaware business trust.

                  1.79. "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

                  1.80. "Tax Returns" shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or


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         required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

                  1.81. "Transactions" means the Contemplated Transactions and the transactions contemplated by this Agreement, including the Rights Offering.

                  1.82. "Vessel Leasing" means Vessel Leasing, LLC, a Delaware limited liability company.

                  2.       Authorization, Purchase and Sale of Notes.

                  2.1. Authorization of Securities. The Company has (i) authorized the issuance and sale of the Notes, (ii) authorized the issuance of and reserved the shares of Common Stock issuable upon conversion of the Notes and (iii) authorized the issuance of the Escrow Receipts and the Escrowed Stock.

                  2.2. Purchase and Sale of Notes. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company the aggregate principal amount of Notes set forth opposite the name of such Purchaser under the heading "Principal Amount of Notes to be Purchased" on EXHIBIT A hereto, at a purchase price equal to the principal amount of Notes purchased, in an aggregate principal amount of $40,000,000.

                  2.3.     Issuance of Escrowed Stock and Escrow Receipts.

                  (a) Subject to and upon the terms and conditions of this Agreement, at the Closing, the Company hereby agrees to issue to each Purchaser, as part of its inducement to purchase the Notes being purchased by such Purchaser and provide, directly or indirectly, a portion of the Exit Financing, the number of shares of Common Stock set forth opposite such Purchaser's name under the heading "Escrowed Stock" on EXHIBIT A hereto, such shares to be held by the Company in escrow pursuant to its Restated Certificate of Incorporation (the "Escrowed Stock") as set forth in this Section 2.3. The Company shall deliver to the Escrow Agent, with respect to the certificates reflecting the Purchasers' ownership of the Escrowed Stock, escrow receipts (the "Escrow Receipts") evidencing the Purchasers' beneficial ownership of the Escrowed Stock represented thereby and record ownership of such Escrowed Stock. The Purchasers shall retain full voting and dividend rights for all Escrowed Stock unless redeemed as provided herein or unless voting is restricted pursuant to Section 7.3(e) hereof. Promptly following the Closing, the Company shall deliver to each Purchaser a certificate of a duly authorized officer of the Company confirming that the Escrowed Stock and the Escrow Receipt of such Purchaser have been issued and are being held by the Company and the Escrow Agent, respectively, in accordance with this Section 2.3(a). On the date the Escrowed Stock ceases to be subject to redemption pursuant to Section 2.3(b), the Company shall cause the Escrow Receipts or, to the extent permitted by the Restated Certificate of Incorporation, the Escrowed Stock, to be released to the Purchasers.

                  (b) In the event the Covanta Agreement is terminated for any reason other than as a result of a Company Non-Performance, the Purchasers agree to allow the Company to redeem


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the Escrowed Stock, upon written notice from the Company to each Purchaser, at an aggregate price of $4.00 for all of the Escrowed Stock. If the Company has a right to redeem the Escrowed Stock pursuant to this Section 2.3(b), and has not given written notice of such redemption within 90 days of the date the Covanta Agreement is terminated, the Escrowed Stock shall cease to be subject to redemption by the Company. The Company's right to redeem the Escrowed Stock is subject to its compliance with the provisions of Section 7.5(a)(i), if then applicable; provided, that in such case if at the time the Escrowed Stock becomes subject to redemption there is a dispute described in Section 7.5(b), such redemption right shall not terminate until the earlier of (x) 90 days following the resolution of such dispute with respect to the Deposit and (y) the Extended Maturity Date. When the Escrowed Stock ceases to be subject to redemption, the Company shall cause the Escrow Receipts or, to the extent permitted by the Restated Certificate of Incorporation, the Escrowed Stock, to be released to the Purchasers.

                  2.4. Closing. The closing of the purchase and sale of the Notes (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, on the date the Initial Deposit is scheduled to be paid by the Company pursuant to the Covanta Agreement or such other date as may be mutually agreed to by the Company and the Purchasers (the "Closing Date"). At the Closing, the Company shall deliver (i) to each Purchaser, one or more Note(s) in the principal amount set forth opposite such Purchaser's name on EXHIBIT A hereto and (ii) to the Escrow Agent, the Escrow Receipts. At the Closing, each Purchaser shall pay to the Company the purchase price for the Notes set forth opposite the name of such Purchaser under the heading "Principal Amount of Notes to be Purchased" on EXHIBIT A hereto by wire transfer as designated by the Company of immediately available funds; provided, however, that proceeds of the purchase price for the Notes required to fund the Final Deposit plus the Reserve Amount shall be credited to an escrow account (the "Escrow Account") held by The Bank of Nova Scotia Trust Company (the "Escrow Agent") pursuant to the escrow agreement attached hereto as EXHIBIT G (the "Escrow Agreement"). The Final Deposit and the Reserve Amount shall be held by the Escrow Agent in an interest-bearing account. The Final Deposit shall be released to the Company on the date the Final Deposit is scheduled to be paid by the Company pursuant to the Covanta Agreement. The Reserve Amount shall remain in the Escrow Account until the earlier of (a) the Closing of the Acquisition (at which time it shall be released to the Company) and (b) such time as provided in Sections 7.4 and 7.5 hereof.

                  2.5. Use of Proceeds. The Company shall apply the proceeds from the sale of the Notes to fund (i) the Initial Deposit in the amount of $15,000,000 and the Final Deposit in the amount of $15,000,000, in each case to the extent required to be given by the Company to Covanta in connection with the Acquisition as provided in the Covanta Agreement, (ii) the Consideration, (iii) the payment of fees and expenses related to the Transactions, and (iv) general corporate purposes of the Company.


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

                  3. Representations and Warranties of the Company. Except as set forth in a corresponding numbered section of the disclosure schedule attached hereto as EXHIBIT H (the "Disclosure Schedule") or as disclosed in the Disclosure Documents, as of the date of this Agreement, the Company hereby represents and warrants to each of the Purchasers as follows:

                  3.1. Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on its business as now conducted.

                  3.2. Subsidiaries. Each Subsidiary of the Company has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its formation, has the organizational power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where such failure would not reasonably be expected to result in a Material Adverse Effect. All of the issued and outstanding capital stock or other equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by the Company free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim, except for any Permitted Lien.

                  3.3.     Capitalization.

                  (a) The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock"). The total number of outstanding shares of Common Stock as of November 13, 2003 was 30,673,831, and the total number of shares of Common Stock issuable pursuant to stock options outstanding at November 13, 2003 was 1,952,253. Since November 13, 2003, the Company has not issued any shares of Common Stock. There are no outstanding shares of Preferred Stock. All such shares of Common Stock have been duly authorized, and all such issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable. No such outstanding shares of Common Stock were issued in violation of any preemptive rights, "poison pill" provisions, rights of first offer or refusal or similar rights.

                  (b) Except for the issuance of shares of Common Stock pursuant to the exercise of outstanding options granted pursuant to the Company's option plans, the Company has not issued any capital stock since May 29, 2002, except as contemplated by this Agreement or the Covanta Agreement. Except (i) as set forth in or contemplated by this Agreement or the Covanta Agreement, (ii) for the issuance of options to purchase shares of the Company's Common Stock pursuant to the Company's option plans and (iii) for the issuance and sale of up to 3,000,000 shares of Common Stock to certain claimholders as contemplated by the Plan (the "Plan Shares"), there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.

                  3.4. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions has been taken. The Board of Directors has authorized the Transactions, has fulfilled all obligations to complete the Transactions pursuant to Paragraph FIFTH of the Company's Restated Certificate of Incorporation and has received an opinion of tax counsel that the issuance of the Securities would not result in, or create an unreasonable risk of, an Ownership Change. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Company has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. The Board of Directors has taken all action necessary to render inapplicable, as it relates to Purchasers, the provisions of Section 203 of the General Corporation Law of the State of Delaware in connection with this Agreement.

                  3.5.     Valid Issuance.

                  (a) On the date hereof, the Escrowed Stock is, and upon their issuance in accordance with the terms of the Notes, the shares of Common Stock issued upon conversion of the Notes will be, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free of all preemptive or similar rights, but subject to the restrictions set forth in the Company's Restated Certificate of Incorporation.

                  (b) Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Securities will be issued to the Purchasers in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act. The Company is current in its filings with the SEC under Section 13(a) of the Exchange Act.

                  3.6. Financial Statements. The financial statements of the Company included in the Disclosure Documents (collectively, the "Financial Statements") fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the period therein specified except as may be otherwise indicated in such Financial Statements or the notes thereto (except in the case of quarterly financial statements for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

                  3.7.     No Material Adverse Change. Except as set forth in
         Section 3.7 of the Disclosure Schedule or as disclosed in the Disclosure Documents, there has been no change, event or occurrence which has had, individually or in the aggregate, a Material Adverse Effect, and Company does not know of any such change, event or occurrence which is threatened, nor has there been any damage, destruction or loss which would reasonably be expected to have or has had, individually or in the aggregate, a Material Adverse Effect.

                  3.8. Absence of Litigation. There is no action, suit, proceeding, arbitration or claim, pending or, to the Company's knowledge, threatened nor, to the Company's knowledge, is there any investigation or inquiry pending or threatened, by or before any governmental body against the Company which, for all such matters taken as a whole, would reasonably be expected to result in a Material Adverse Effect. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that seeks to delay or prevent the Transactions or the right of the Company to execute, deliver and perform under same. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would reasonably be expected to result in a Material Adverse Effect.

                  3.9. Disclosure Documents. The information contained or incorporated by reference in the Disclosure Documents was true and correct in all material respects as of the respective dates of the filing thereof with the SEC, and, as of such respective dates, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any report subsequently filed by the Company with the SEC.

                  3.10. Books and Records. The minute books and other records of the Company and its Subsidiaries accurately reflect approval by the Board of Directors thereof of the Transactions and accurately reflect, in all material respects the corporate action of the stockholders and directors and any committees thereof of the Company and its Subsidiaries with respect to the Transactions.

                  3.11. Consents. All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the Transactions have been obtained and will be effective as of the Closing Date, other than such filings required to be made after the Closing under applicable federal and state securities laws and except for failures which would not be reasonably expected to result in a Material Adverse Effect. The execution, delivery or performance of this Agreement and the consummation of the Transactions do not require the approval of the Company's stockholders under applicable United States or Delaware law.

                  3.12. No Conflict. The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Restated Certificate of Incorporation or by-laws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

                  3.13. Brokers or Finders. Other than with respect to CSFB, the fees of which will be borne by the Company, the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with the Transactions.

                  3.14. American Stock Exchange. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on AMEX, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from AMEX, nor has the Company received any notification that the SEC or AMEX is contemplating terminating such registration or listing. The execution, delivery or performance of this Agreement and the consummation of the Transactions do not require any approval by the stockholders of the Company under AMEX rules or the Company's listing or other agreements with AMEX.

                  3.15. Company Not an "Investment Company". The Company is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                  3.16. Title to Property and Assets. The Company owns or possesses the necessary right to use or title to all properties, assets, licenses, permits and the like required to operate its business as currently operated, except for such properties, assets, licenses, permits and the like, the absence of which would not reasonably be expected to result in a Material Adverse Effect. The properties and assets of the Company owned by them are owned free and clear of all mortgages, deeds of trust, liens, charges, encumbrances and security interests except (i) for statutory liens for the payment of current taxes that are not yet delinquent, (ii) liens, encumbrances and security interests that arise in the ordinary course of business and
         (iii) Permitted Liens.

                  3.17.    Taxes.

                  (a) Except for certain late filings previously made as disclosed in Section 3.17 of the Disclosure Schedule: (i) the Company has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; and (iii) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, in each case as of December 2, 2003, has been accrued or reserved for on the financial statements of the Company in accordance with GAAP. Since January 1, 1997, the Company has not incurred any material Taxes other than in the ordinary course of business.

                  (b) Except as set forth in Section 3.17 of the Disclosure Schedule, no current or former subsidiary of the Company has ever been a member of any "affiliated group" (within the meaning of Section 1504(a) of the Code) included in any consolidated federal income Tax

Return filed with the Internal Revenue Service other than an affiliated group of which the Company is the common parent anytime during the five years immediately preceding the date hereof.

                  3.18. Insurance. All insurance policies carried by, or covering the Company's or its Subsidiaries' properties are in full force and effect, and no notice of cancellation has been given with respect to any such policy except when such failure would not reasonably be expected to result in a Material Adverse Effect. All premiums due on such policies have been paid in a timely manner and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies except when such failure would not reasonably be expected to result in a Material Adverse Effect. The insurance coverage provided by such policies is in such amount and types which are adequate and customary for the industries in which the Company and its Subsidiaries operate except when such failure would not reasonably be expected to result in a Material Adverse Effect.

                  3.19. Accounting Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain assets accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  3.20. Compliance with Law. Since January 1, 1997, the operations of the businesses of the Company and its Subsidiaries have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its Subsidiaries and their respective assets, properties and operations except when such failure would not reasonably be expected to result in a Material Adverse Effect. Since January 1, 1997, neither the Company nor any Subsidiary has received written notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any governmental authority or arbitrator, domestic or foreign, applicable to the Company or any Subsidiary or any of their respective assets, properties or operations except those that would not reasonably be expected to result in a Material Adverse Effect.

                  3.21. Insurance Regulation. The Company has no Subsidiaries that either are licensed as an insurance company or required to be licensed in connection with the conduct of an insurance business in the State of Missouri.

                  4. Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as to itself as follows:

                  4.1. Organization. Such Purchaser is duly and validly existing and, to the extent relevant and necessary to enter into a binding agreement, is in good standing under the jurisdiction of its organization.

                  4.2. Authorization. All action on the part of such Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions has been taken. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Such Purchaser has all requisite power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

                  4.3. Purchase Entirely for Own Account, Etc. Such Purchaser is acquiring the Securities for its own account, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. Except as contemplated by this Agreement, such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the sale or other disposition of the Securities. Such Purchaser, has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Securities.

                  4.4. Investor Status; Etc. Such Purchaser certifies and represents to the Company that at the time such Purchaser acquires any of the Securities, such Purchaser will be an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser's financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company. Such Purchaser has made an independent investment decision with respect to the Securities and such decision has been made without regard to the investment decision of any other Person who may purchase Securities.

                  4.5. Securities Not Registered. Such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

                  4.6. No Conflict. The execution and delivery of this Agreement by such Purchaser and the consummation of the Transactions will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

                  4.7. Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

                  4.8. Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the Transactions have been obtained and will be effective as of the Closing Date.

                  5.       Covenants of the Company and Purchasers.

                  5.1. Certain Affirmative Covenants. Until the Notes are repaid in full, or converted in full pursuant to Section 7.3 hereof, the Company shall, and shall cause each of its Subsidiaries to, at all times:

                  (a) comply with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its Subsidiaries and their respective assets, properties and operations, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect;

                  (b) preserve and keep in full force and effect its corporate existence and rights and franchises material to the business of the Company and its Subsidiaries taken as a whole; provided, however, that the Company and its Subsidiaries shall not be required to preserve and keep in full force and effect any rights or franchises or the corporate existence of any of its Subsidiaries if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, and that the loss thereof is not materially adverse to the Purchasers or such action is otherwise permitted by this Agreement; and

                  (c) duly and timely file all Tax Returns required to be filed in compliance with all applicable laws with respect to the Company and its Subsidiaries and shall pay all Taxes imposed on the Company or any Subsidiary before any material penalty or interest in a material amount accrues thereon; provided, however, that no such Tax assessment or other charge need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

                  5.2. Negative Covenants. Except as contemplated hereby, until the Notes are repaid in full, or converted in full pursuant to
         Section 7.3 hereof, the Company shall not, without the prior written consent of the Required Majority:

                  (a) (i) pay dividends on or repurchase any of its outstanding securities, whether or not accrued, other than redemptions pursuant to employee benefit plans in the ordinary course of business, (ii) prior to conversion of the Notes (other than Notes outstanding subject to Ownership Change Rollover Terms), make any distribution in shares of Common Stock or, except in connection with the Rights Offering or the Plan Shares or as otherwise contemplated herein, issue Common Stock or securities convertible into Common Stock, or (iii) prior to conversion of the Notes (other than Notes outstanding subject to Ownership Change Rollover Terms), subdivide, combine or reclassify its outstanding shares of Common Stock into a smaller number of shares;

                  (b) amend its certificate of incorporation, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer, or otherwise dispose of, in one transaction or a series of related transactions, any material assets, directly or through the sale of capital stock of Subsidiaries, whether now owned or hereafter acquired, or agree to or effect any asset acquisition or stock acquisition (except pursuant to the Covanta Agreement) other than asset acquisitions in the ordinary course of business not exceeding an aggregate of $250,000 per year and other than asset dispositions not exceeding an aggregate of $250,000 per year; provided, however that the foregoing shall not apply to (i) the sale or other disposition of the equity interests in or the assets of any of ACL, GMS or Vessel Leasing or any of their subsidiaries; (ii) the granting of Permitted Liens; or (iii) the disposition of marketable securities not issued by any of its Subsidiaries for cash;

                  (c) enter into any transaction with or create or redomesticate any entity regulated by any federal, state, municipal or foreign governmental, regulatory or other public body, agency or authority (including self-regulatory organizations) in any manner that would subject any Purchaser to any regulatory review, oversight or approvals of any kind, in any state, including but not limited to any entity regulated by an insurance department, banking commission or similar body (other than the Transactions);

                  (d) incur any debt for borrowed money, other than debt in an aggregate principal amount not exceeding $250,000 at any time outstanding;

                  (e) engage in any business other than the business currently conducted by the Company as of the Closing and other lines of business reasonably incidental or related thereto or as a result of the Transactions;

                  (f) directly or indirectly, create, incur, assume, agree to provide or permit to exist any lien, or file, execute or agree to the execution of any financing statement, on or with respect to any asset of the Company, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens;

                  (g) enter into any material transaction or series of transactions with any Affiliate that is not (x) a Subsidiary of the Company, (y) Covanta, or (z) a subsidiary of Covanta, except (i) this Agreement and the other agreements related hereto, the Covanta Agreement, the Exit Financing and the Transactions, (ii) pursuant to agreements in effect on the date hereof, as such agreements (other than the Covanta Agreement) may be amended, renewed, extended or replaced as long as not materially less favorable to the Company taken as a whole, (iii) in the ordinary course of business, (iv) any issuance of equity or other payments, awards or grants in cash, equity or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans or
(v) any transaction with an Investment Entity or ACL and any of its subsidiaries; and

                  (h) at all times have authorized and reserved for the purpose of issue upon exercise of the conversion rights evidenced by the Notes, a sufficient number of shares of Common Stock to provide the exercise of the rights represented by the Notes. In the event there is an insufficient amount of Common Stock reserved for issuance pursuant to the conversion of Notes, the Company will take appropriate action to authorize an increase in Common Stock to allow for such issuance.

                  5.3.     Other Covenants of the Company

                  (a) The Company covenants to pay to each Purchaser in cash the Extension Fee with respect to any Notes held by such Purchaser that are subject to the Ownership Change Rollover Terms, on the date such terms become applicable.

                  (b) Between the date of this Agreement and the date of the closing of the Acquisition, the Company will promptly advise each Purchaser of any action or event of which it becomes aware which has the effect of rendering any of the Company's covenants hereunder incapable of performance.

                  (c) Immediately following the execution of this Agreement, the Company shall execute and deliver the Covanta Agreement.

                  (d) Between the date of this Agreement and the date of the closing of the Acquisition, the Company shall not amend the Covanta Agreement or waive any condition, representation or warranty of the Covanta Agreement without the Required Majority's prior written consent.

                  (e) The Company shall deliver to the Purchaser a certificate, dated at least 12 Business Days prior to the closing of the Acquisition, signed by the Chief Financial Officer of the Company, certifying on behalf of the Company that there has been no Event of Default pursuant to this Agreement as of such date.

                  (f) Prior to the closing of the Rights Offering, the Company shall use commercially reasonable efforts to cause all Common Stock issuable to the Purchasers hereunder to be approved for listing on AMEX, subject to issuance.

                  5.4.     Rights Offering.

                  (a) The Company shall use all commercially reasonable efforts to (i) commence a rights offering of Common Stock, pursuant to an effective registration statement on the appropriate form, in the amount of .75 rights per each outstanding share of Common Stock and offered at a price of $1.53 per share (the "Rights Offering") within 75 days of the closing of the Acquisition and (ii) cause the registration statement to be declared effective within 45 days of filing with the SEC. The Company shall cause the consummation of the Rights Offering within 45 days of the date the Rights Offering registration statement is declared effective.

                  (b) Each Purchaser shall participate fully in the Rights Offering in respect of rights accruing to the Escrowed Stock then held by such Purchaser.

                  (c) Except as otherwise set forth herein, no Purchaser shall participate in the Rights Offering in respect of shares of Common Stock owned by such Purchaser on or before the date of this Agreement in excess of the level of Public Participation. Each Purchaser shall participate fully in the Rights Offering to the extent permitted pursuant to the immediately preceding sentence.

                  (d) On the date of the closing of the Rights Offering, the Company shall apply all proceeds of the Rights Offering to prepay each Purchaser's Notes (including accrued interest thereon) pro-rata according to the principal amount of Notes outstanding at such time; provided that the cash otherwise payable to D. E. Shaw pursuant to this clause (d) shall be reduced by an amount (to be retained by the Company) equal to the D. E. Shaw Reserved Principal (as defined below) and a principal amount of the Notes (including accrued interest) held by D. E. Shaw equal to the D. E. Shaw Reserved Principal that would otherwise have been prepaid pursuant to this clause (d) shall remain outstanding, to be prepaid by conversion in accordance with Section 5.5.

                  5.5. D. E. Shaw Additional Equity. As soon as practicable after giving effect to Section 5.4(d), the Company shall prepay Notes held by D. E. Shaw (including accrued interest) in an aggregate principal amount equal to the D. E. Shaw Reserved Principal by conversion in accordance with Section 7.3 (Common Stock so issued, the "Additional Equity"). The D. E. Shaw Reserved Principal shall mean that amount equal to $1.53 multiplied by the following:

                  (1)      if Public Participation is .30 or less:

                           (x)      Public Participation, multiplied by

                           (y)      50,000, multiplied by

                           (z)      100;


                  (2) if Public Participation is greater than .30 but equal to or less than .50:

                           (x)      1,500,000, plus

                           (y)      (i) Public Participation minus .30,
                                        multiplied by

                                    (ii) 75,000, multiplied by

                                    (iii) 100;

                  (3) if Public Participation is greater than .50 but equal to or less than .70:

                           (x)      3,000,000, plus

                           (y)      (i) Public Participation minus .50,
                                        multiplied by

                                    (ii) 100,000, multiplied by

                                    (iii) 100;

and

                  (4)      if Public Participation is greater than .70:

                           (x)      5,000,000, plus

                           (y)      (i) Public Participation minus .70,
                                        multiplied by

                                    (ii) 125,000, multiplied by

                                    (iii) 100.

                  5.6.     Prepayment of Remaining Notes.

                  (a) After giving effect to Sections 5.4(d) and 5.5, the Company shall prepay any remaining Notes (including accrued interest thereon) pro rata according to the principal amount of Notes outstanding at such time by conversion in accordance with Section 7.3.

                  (b) After giving effect to Sections 5.4(d), 5.5 and 5.6(a), the Ownership Change Rollover Terms shall apply to the principal of, and accrued interest on, any Notes that remain outstanding. For the avoidance of doubt, proceeds of the Rights Offering equal to the D. E. Shaw Reserved Principal shall be available to the Company for general corporate purposes.

                  5.7. Registration Rights Agreement. The Purchasers shall be entitled to the benefits of the registration rights agreement for all shares of Common Stock received upon conversion of the Notes and all Escrowed Stock not subject to redemption hereunder (the "Registration Rights Agreement"), a copy of which is attached hereto as EXHIBIT C for the term of such agreement. Pursuant to the Registration Rights Agreement, the Company shall file with the SEC, under the circumstances set forth therein, a shelf registration statement pursuant to Rule 415 under the Securities Act or a registration statement on the appropriate form the Company is qualified to use, no later than the earlier of June 30, 2004, and ten days after the date of the closing of the Rights Offering, and shall use commercially reasonable efforts to cause such shelf registration statement or other registration statement to be declared effective.

                  6.       Covenants of Parties.

                  6.1. Other Governmental Approvals. As soon as practicable after the execution of this Agreement, the Company and each Purchaser shall file all applications and reports and take such other action which is reasonably required to be taken or filed by it with any governmental authority in connection with the transactions contemplated by this Agreement. The Company and each Purchaser shall give all additional notices to third parties and take other action reasonably required to be or taken by it under any authorization, lease, note, mortgage, indenture, agreement or other instrument or any law, rule, regulation, demand or court or administrative order in connection with the transactions contemplated by this Agreement.

                  6.2. Insurance Regulatory Approvals. Each Purchaser agrees as to itself, to the extent required by law, to file a Disclaimer in Montana and California. The Company agrees to provide all necessary documents, information and other assistance as reasonably may be requested by any Purchaser in connection with any state filing of a Disclaimer or other insurance documents.

                  6.3. Information for Ownership Change Analysis. Each Purchaser severally agrees to disclose to the Company, upon the Company's reasonable request, the number of shares of Common Stock owned directly by such Purchaser and to respond to reasonable requests by the Company for information relating to such Purchaser necessary to calculate an Ownership Change.

                  6.4. International Revolving Credit Facility. D. E. Shaw commits to the Company to cause Deutsche Bank, A.G. or its Affiliates or another financial institution of sound reputation, to execute, deliver and make available the proposed $10,000,000 revolving credit facility to be provided to CPIH and to deliver, subject to an escrow arrangement mutually satisfactory to the lender and D. E. Shaw, such agreements and consideration as may be required by such lender to be delivered in connection therewith, all on terms and conditions satisfactory to the lender.

                  6.5. Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, taking any action reasonably requested by another party to facilitate the filing of any document or the taking of any action to assist the other parties hereto in complying with the terms of Sections 6.1, 6.2, 6.3 and 6.4 hereof.

                  6.6. Release from Escrow. Whenever any assets held by the Escrow Agent are permitted to be released pursuant hereto, the parties shall jointly instruct the Escrow Agent to effect such release.

                  6.7. No Purchases. Prior to the closing of the Rights Offering, no Purchaser will, or will permit any of its controlled Affiliates to, acquire Common Stock otherwise than pursuant to this Agreement.

                  7.       Terms of Notes.

                  7.1. General Terms. Each Note shall bear interest, commencing on the date of issuance thereof, payable on the Maturity Date or upon prior prepayment and shall mature on the Maturity Date. The Notes shall bear interest on their outstanding amount (and any interest compounded pursuant to Section 7.5(b) hereof) at a rate of 12% per annum for period from the date of issuance through July 15, 2004 and 16% thereafter until paid or converted in full, in each case calculated on the basis of a 360-day year for the actual number of days elapsed; provided, however, that the terms of the Notes shall be modified pursuant to the Ownership Change Rollover Terms and the Non-Ownership Change Rollover Terms, as applicable, as set forth herein. Except pursuant to the Rollover Terms, all amounts due on each Note (including accrued interest) shall be payable in cash unless payment by conversion into shares of Common Stock is otherwise authorized or required herein. The terms of the Notes shall remain unchanged upon application of the Rollover Terms, except as expressly provided in the applicable Rollover Terms. Notwithstanding any other provision of this Agreement, the Purchasers do not intend to charge, and the Company shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law, and any payments in excess of such maximum shall be refunded to the Company or credited to reduce the principal under the Notes at the election of each Purchaser.

                  7.2. Payments; Waiver of Set-Offs, Etc. Any payments in respect of the Notes shall be made to each Purchaser by wire transfer to an account designated by any Purchaser in writing. All payments by the Company under the Notes shall be made without set-off, defense or counterclaim and shall be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

                  7.3.     Payment by Conversion.

                  (a) In cases in which Notes (including accrued interest thereon) are authorized or required by this Agreement to be paid or prepaid by conversion, such payment shall be effected by the issuance of shares of Common Stock valued at $1.53 per share in exchange for the principal of and accrued interest on the Notes; provided, however, no shares of Common Stock will be issued by the Company for payment of the Notes by conversion to the extent the issuance of such Common Stock would result (based on the reasonable determination by the Company and its tax advisors) in an Ownership Change Limitation. In the event the Ownership Change Limitation prevents the payment in full by conversion of the Notes required to be paid or prepaid by conversion, the Ownership Change Rollover Terms shall apply to the Notes in an original principal amount equal to the principal of, and accrued interest on, the Notes not so paid or prepaid by conversion.

                  (b) No fractional shares of the Common Stock will be issued upon payment of a Note by conversion. In lieu of any fractional share to which a Purchaser would otherwise be entitled, the Company will pay to the Purchaser in cash the amount of the unconverted principal balance of the Note that would otherwise be converted into such fractional share.

                  (c) The Company will pay any and all documentary, stamp or similar taxes payable to the United States of America or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of shares of Common Stock on conversion of Notes therefor.

                  (d) Upon payment or prepayment of a Note by conversion, the Purchaser shall surrender the Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Purchaser, at such principal office, a certificate or certificates for the number of shares or Escrow Receipts as required by the Restated Certificate of Incorporation to which such Purchaser is entitled upon such conversion, including a check payable to the Purchaser for cash in lieu of fractional shares. Upon conversion of a Note and payment for fractional shares as provided above, the Company will be forever released from its payment obligations and liabilities under such Note to the extent of the portion thereof paid or prepaid by conversion.

                  (e) Upon acquisition by each of D. E. Shaw and TAT, respectively, resulting in a holding of ten percent (10%) or more of the Common Stock of the Company, respectively, each of D. E. Shaw and TAT agrees with, and for the benefit of, the Company and not any other

Purchaser, severally and not jointly, not to vote its shares of Common Stock in the Company on matters: (i) that directly affect the management, policies and operations of the Company's insurance Subsidiaries including the election of directors and appointment of officers of the insurance Subsidiaries, (ii) that directly affect the policies and business operations of the insurance Subsidiaries, including matters involving the business plans or strategies of the insurance Subsidiaries, underwriting and claims handling standards and procedures, arrangements with insurance agents and brokers, regulatory compliance filings, or reinsurance arrangements of the insurance Subsidiaries, and (iii) directly regarding the management or operations of the insurance Subsidiaries that insurance regulators in the jurisdictions where each of D. E. Shaw and TAT, respectively, has filed a Disclaimer of Affiliation and Control ("Disclaimer") of the insurance Subsidiaries advise would constitute the exercise of control over the management, policies and operations of the insurance Subsidiaries under the applicable Insurance Holding Company Act in such jurisdictions.

                  7.4. Mandatory Prepayment upon the Non-Occurrence of the Contemplated Transactions.

                  (a) If there is at least one, but no more than two, Non-Performing Purchaser(s), and another Purchaser elects to assume the obligations of the Non-Performing Purchaser(s), each Non-Performing Purchaser shall be automatically deemed to have assigned, without charge or recourse, to the Purchaser assuming the Non-Performing Purchaser's obligations hereunder, all right, title and interest in the Notes held by such Non-Performing Purchaser, and the Non-Performing Purchaser's Escrowed Stock. Except as otherwise agreed among the assuming Purchaser(s), if more than one Purchaser elects to assume such obligations, the assumption shall be in proportion to the assuming Purchasers' ownership percentages of the Notes hereunder. Upon any such assignment of a Non-Performing Purchaser's Note and Escrowed Stock and assumption by another Purchaser that performs all of its obligations and such assumed obligations hereunder, the Non-Performing Purchaser shall have no further liability hereunder to the Company or to the other Purchasers.

                  (b) If the Deposit is not returned to the Company by Covanta solely as a result of a Purchaser Group Non-Performance: (i) 75% of the original principal of and accrued interest on each Note shall automatically be deemed to be cancelled and forgiven by the Purchasers; (ii) subject to the next sentence, the remaining principal of and accrued interest on the Notes, as well as the amount of the Investor Expense Reimbursement then due and payable, shall be converted into shares of Common Stock of the Company at a price of $1.53 per share on the second Business Day following the date the Covanta Agreement is terminated and the Reserve Amount shall be released to the Company; (iii) the Escrowed Stock shall be subject to redemption by the Company pursuant to Section 2.3(b); and (iv) the Purchasers shall have all right, title and interest in and to all of the Deposit or any portion thereof received from Covanta by the Company at any time after the date the Transactions are terminated, pursuant to
Section 7.5(b). If $3,000,000 is not due and payable by the Company to CSFB in connection with the Acquisition: (x) the amount converted in Section 7.4(b)(ii) above shall be reduced by $3,000,000; (y) $3,000,000 of the Reserve Amount shall be released from the Escrow Account to the Purchasers to repay the Notes by such amount; and (z) the remainder of the Reserve Amount shall be released to the Company. Upon any such cancellation and conversion of the Notes, and redemption of the

Escrowed Stock, the Purchasers shall have no further liability to the Company in connection with this Agreement.

                  (c) If the Covanta Agreement is terminated or the closing of the Acquisition does not occur on or before June 30, 2004, and the Deposit is not returned to the Company by Covanta solely as a result of a Company Non-Performance: (i) the Reserve Amount shall be released from the Escrow Account to the Purchasers immediately in order to repay the Notes by such amount; (ii) the Escrowed Stock shall immediately cease to be subject to redemption by the Company and the Escrow Receipts, or the Escrowed Stock if permitted by the Restated Certificate of Incorporation, shall immediately be released to the Purchasers; and (iii) the remaining outstanding principal of and accrued interest on the Notes, as well as the amount of the Investor Expense Reimbursement then due and payable shall be immediately due and payable in cash.

                  (d) The parties expressly acknowledge that neither the Company nor any Purchaser has any liability to any other party under this Agreement for any lost profits or losses or indirect, punitive, incidental or consequential damages in connection with this Agreement or the Transactions.

                  (e) The Company hereby expressly acknowledges that no Purchaser has any obligation to perform or discharge any obligation or commitment of any other Purchaser. The Company and the Purchasers further agree that the remedies set forth in this Section 7.4 shall be the sole remedies in connection with Non-Performing Purchaser(s) or a Purchaser Group Non-Performance or a Company Non-Performance in connection with this Agreement or the Transactions.

                  7.5.     Mandatory Prepayment in Cash.

                  (a) In the event the Deposit under the Covanta Agreement is, or is required to be, returned to the Company, then the following shall apply:

                           (i) the Company shall prepay the aggregate principal amount of $30,000,000 of the Notes in cash on July 15, 2004 or, if earlier, the third Business Day following the return of such Deposit under the Covanta Agreement, the Reserve Amount shall be released from the Escrow Account to the Purchasers in repayment of the Notes in such amount, and the remaining $3,000,000 outstanding principal amount of the Notes, if any, together with any accrued interest, shall remain outstanding subject to the Non-Ownership Change Rollover Terms; provided, that such outstanding principal amount shall be deemed increased by the amount of Investor Expense Reimbursement then due and payable; or

                           (ii) if the Breakup Fee is due and payable, then the Company shall prepay the Notes in accordance with the provisions of
         Section 7.5(a)(i) above and then apply the proceeds of the Breakup Fee to payments in the following order of priority: (FIRST) to outstanding principal of and then accrued and unpaid interest on the Notes; (SECOND) to documented out-of-pocket expenses of the Purchasers incurred in connection with the Transactions, subject to the Investor Expense Reimbursement; (THIRD) to documented out-of-pocket expenses of the Company incurred in connection with the Transactions to the extent not otherwise reimbursed; and (FOURTH) 50% of the remainder to be divided among each Purchaser in proportion to their respective ownership percentages of the Notes and 50% of the remainder to the Company. Any principal amount and accrued interest on the Notes that remains outstanding after all payments have been made pursuant to this Section 7.5(a)(ii), shall remain outstanding subject to Non-Ownership Change Rollover Terms.

                  (b) In the event of any bona fide dispute about the return of the Deposit under the Covanta Agreement or the payment of the Breakup Fee, the prepayment date with respect to the amount of the dispute only, shall be extended until not later than the Extended Maturity Date, and interest on the Notes shall compound as of July 15, 2004, and, if then still outstanding, as of January 2, 2005. Upon resolution of any such dispute, any and all proceeds received by the Company shall be applied immediately in accordance with Section 7.5(a). If the proceeds of any such resolution are not sufficient to prepay all of the outstanding Notes, any remaining principal amount on the Notes, plus accrued interest thereon shall remain outstanding subject to the Non-Ownership Change Rollover Terms.

                  (c) Immediately after each issuance, if any, of Common Stock otherwise than pursuant to this Agreement (including the Plan Shares) and prior to or in connection with the Rights Offering, the Company shall prepay Notes (and accrued interest) in an amount equal to the net proceeds of such issuance.

                  8. Events of Default. Upon the occurrence of any of the following (each an "Event of Default"), the Company agrees (i) with respect to any Event of Default described in Sections 8(a) or 8(b), that all unpaid principal of and accrued interest on the Notes shall become immediately due and payable in cash without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Company and its Subsidiaries; and (ii) with respect to all other Events of Default, the Required Majority may by written notice to the Company, declare all or any portion of the unpaid principal of and accrued interest on the Notes to be, and the same shall forthwith become, immediately due and payable, subject to the cure periods specified herein, if capable of cure:

                           (a)      (i) commencement by the Company or any of
its Significant Subsidiaries or Covanta or any of its Significant Subsidiaries (except CPIH, its subsidiaries and the Bankrupt Subsidiaries) of any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or the commencement by the Company or any of its Significant Subsidiaries or Covanta or any of its Significant Subsidiaries (other than CPIH, its subsidiaries and the Bankrupt Subsidiaries) of any other proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors or the readjustment of indebtedness, (ii) the Company or any of its Significant Subsidiaries or Covanta or any of its Significant Subsidiaries (other than CPIH, its subsidiaries and the Bankrupt Subsidiaries) makes any general assignment for the benefit of creditors or a composition or similar arrangement with such creditors, or (iii) the Company or any of its Significant Subsidiaries or Covanta or any of its Significant Subsidiaries (other than CPIH, its subsidiaries and the Bankrupt Subsidiaries) appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its property or assets;

                  (b) commencement against the Company or any of its Significant Subsidiaries or Covanta or any of its Significant Subsidiaries (except CPIH, its subsidiaries and the Bankrupt

Subsidiaries) of any involuntary proceeding of the kind described in subsection
(a) which is not dismissed or stayed within 60 days;

                  (c) acceleration due to default by the Company of any other indebtedness of the Company or any of its Subsidiaries for borrowed money in excess of $5,000,000 which indebtedness is not paid off or acceleration not cancelled within 30 days;

                  (d) rendering of a judgment or judgments against the Company or any of its Subsidiaries involving an amount in excess of $5,000,000, to the extent not covered by insurance, and such judgment or judgments shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

                  (e) any representation or warranty contained in Section 3 was untrue or incorrect in any material respect as of the date hereof or such other date specified therein;

                  (f) the Company breaches Sections 5.1, 5.3, 5.4, 5.5, 5.6 or 5.7 of this Agreement and such breach is not cured within 30 days of notice thereof;

                  (g) the Company breaches Section 5.2 of this Agreement and such breach is not cured within 10 days of notice thereof; or

                  (h) a Change of Control occurs, unless caused solely by the Purchasers acting as a group (within the meaning of Rule 13d-3 of the Exchange Act).

                  9.       Conditions Precedent.

                  9.1. Conditions to the Obligation of the Purchasers to Consummate the Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Notes being purchased by it at such Closing pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

                  (a) The representations and warranties of Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect " qualifiers set forth therein) on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, result in a Material Adverse Effect.

                  (b) Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Company on or prior to the Closing Date.

                  (c) Each Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 9.1(a) and (b) have been fulfilled.

                  (d) The purchase of and payment for the Notes by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

                  (e) All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                  (f) All consents and waivers identified on Schedule 9.1(f) of the Disclosure Schedule shall have been obtained.

                  (g) The Covanta Agreement shall have been executed and delivered by each of the parties thereto and shall be in full force and effect.

                  (h) Each Purchaser's obligations under this Section 9.1 shall be several and independent from the obligations of each other Purchaser; provided, however, that if any Purchaser is unwilling or fails to fulfill or comply with any of the conditions set forth in this Section 9.1, any other Purchaser shall have the immediate right to replace such Purchaser's commitment by increasing its own commitment, as set forth in EXHIBIT A; provided, further that if the remaining purchasers both desire to replace such Purchaser's commitment, each may do so in proportion to the percentage of their existing commitment hereunder.

                  9.2. Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Transactions at the Closing, and to issue and sell to each Purchaser the Notes to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

                  (a) The representations and warranties of such Purchaser contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" qualifiers set forth therein) on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, result in a Material Adverse Effect.

                  (b) Such Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Purchaser on or prior to the Closing Date.

                  (c) The Company shall have received from each Purchaser a certificate dated the Closing Date, signed by an appropriate officer of such Purchaser, certifying on behalf of such Purchaser that the conditions specified in the foregoing Sections 9.2(a) and (b) have been fulfilled.

                  (d) The sale of the Notes by the Company shall not be prohibited or enjoined by any law or governmental or court order or regulation.

                  10. Registration of the Securities; Compliance with the Securities Act.

                  10.1. Securities Law Transfer Restrictions. No Purchaser shall sell, assign, pledge, transfer or otherwise dispose or encumber any of the Securities being purchased by it hereunder, except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by the Company, upon delivery by such Purchaser of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. The Company shall not register any transfer of the Securities in violation of this Section
         10.1. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 10.1. Notwithstanding the foregoing, without the prior written consent of the Company: (i) the Notes shall not be transferable, except for transfers to Affiliates of the Purchasers that agree not to further transfer the Notes and expressly agree to assume such Purchaser's obligations hereunder, and (ii) the Escrowed Stock shall not be transferable prior to the earlier of July 15, 2004 and the closing of the Rights Offering.

                  10.2. Legends. Each certificate representing any of the Securities shall be endorsed with the legend set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the Securities represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

"THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [NOTE] [AND THE SECURITIES ISSUABLE UPON ITS CONVERSION] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS."

                  11.      Termination.

                  11.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Purchasers, or (b) by either party hereto if the Closing shall not have occurred on or prior to June 30, 2004.

                  11.2. Effect of Termination. In the event of termination pursuant to Section 11.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, agents or stockholders, with respect to this Agreement, except for liability for any willful breach of this Agreement.

                  12.      Miscellaneous Provisions.

                  12.1. Public Statements or Releases. Neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 12.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange, provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

                  12.2. Rights Cumulative. Subject to the terms and conditions of Section 5, each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

                  12.3. Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

                  12.4.    Notices.

                  (a) Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or facsimile or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

                  (b) All correspondence to the Company shall be addressed as follows:

                           Danielson Holding Corporation
                           2 North Riverside Plaza, Suite 600
                           Chicago, IL 60606
                           Attention:  Philip Tinkler
                           Facsimile:  (312) 454-9678

                  (c) All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in EXHIBIT A.

                  (d) Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

                  12.5. Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

                  12.6. Expenses. The Company agrees to pay all documented reasonable costs and expenses incurred by the Purchasers (including reasonable attorneys' fees) in connection with the issuance of the Notes and the other Transactions, to the extent not otherwise reimbursed, in an amount not to exceed $900,000 (the "Investor Expense Reimbursement"); provided, however, that no Non-Performing Purchaser shall be entitled to its share of the Investor Expense Reimbursement, as determined by the other Purchasers in accordance with existing arrangements among themselves. Subject to Section 7.4(b), such payment shall be made in cash to such accounts as the Purchasers shall jointly specify in writing to the Company.

                  12.7. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

                  12.8. Governing Law; Injunctive Relief. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                  12.9. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

                  12.10. Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other parties. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the Company.

                  12.11. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument

                  12.12. Transaction Disclosure. Nothing in this Agreement shall prohibit the disclosure of the tax treatment and tax structure, each as defined in Treasury Regulations Section 1.6011-4, of the Transactions (but no other details about the matters covered by this Agreement, including, without limitation, the identities of the parties) from and after the date of the public announcement of the Transactions.

                  12.13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and Required Majority.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

                                         DANIELSON HOLDING CORPORATION


                                         By: /s/ Philip G. Tinkler
                                            --------------------------------
                                         Name:   Philip G. Tinkler
                                         Title:  Chief Financial Officer

                                         PURCHASERS:

                                         D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.


                                         By: /s/ Max Holmes
                                            --------------------------------
                                         Name:   Max Holmes
                                         Title:  Authorized Signatory


                                         SZ INVESTMENTS, L.L.C.


                                         By: /s/ William Pate
                                            --------------------------------
                                         Name:   William Pate
                                         Title:  Vice President


                                         THIRD AVENUE TRUST, ON BEHALF OF THE
                                         THIRD AVENUE VALUE FUND SERIES


                                         By: /s/ David M. Barse
                                            --------------------------------
                                         Name:   David M. Barse
                                         Title:  Chief Executive Officer




                   [Signature Page to Note Purchase Agreement]

                                    EXHIBIT A

                                   PURCHASERS

            Purchaser                                        Principal Amount of
        Name and Address                 Escrowed Stock     Notes to be Purchased

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C        2,560,427        $   20,000,000.00
120 West Forty-Fifth Street
Floor 39, Tower 45
New York, NY 10036
Attention:  Max Holmes
Facsimile:  (212) 478-0100

with a copy to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019
Attention:  Steven Wilamowsky, Esq
Facsimile:  (212) 728-8111

SZ INVESTMENTS, L.L.C                       1,280,213        $   10,000,000.00
2 N. Riverside Plaza, Suite 600
Chicago, IL 60606
Attention:  Joseph Paolucci, Esq
Facsimile:  (312) 559-1280

with a copy to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, IL 60603
Attention: Imad I. Qasim, Esq
           Jeffrey S. Rothstein, Esq
Facsimile: (312) 853-7036

THIRD AVENUE TRUST, ON BEHALF OF THE        1,280,213        $   10,000,000.00
THIRD AVENUE VALUE FUND SERIES
622 Third Avenue, 32nd Floor
New York, NY 10017
Attention:  Willard J. Hall
Facsimile:  (212) 735-0003

with a copy to:

Pillsbury Winthrop LLP
One Battery Park Plaza
New York, NY 10004
Attention: Richard L. Epling, Esq
Facsimile: (212) 858-1500

         TOTAL                              5,120,853        $   40,000,000.00
         -----

                                    EXHIBIT B

                                  FORM OF NOTE

                                    EXHIBIT C

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT D

                                COVANTA AGREEMENT

                                    EXHIBIT E

                       NON-OWNERSHIP CHANGE ROLLOVER TERMS





EXTENDED MATURITY DATE              The last day of the calendar quarter ending
                                    immediately prior to the second anniversary of the date on which the Non-Ownership
                                    Change Rollover Terms first apply.

CONVERSION                          The Notes are not convertible.

INTEREST The Notes will bear interest at 18% per annum. Interest will compound quarterly on the last day of each calendar quarter. Interest will be on a 30/360 basis.

                                    EXHIBIT F

                         OWNERSHIP CHANGE ROLLOVER TERMS



AGGREGATE PRINCIPAL AMOUNT          $8 million. Amounts in excess of this amount
                                    shall be subject to the Non-Ownership Change
                                    Rollover Terms, unless prepaid in full in cash.

EXTENSION FEE                       2% flat fee payable in cash on the date the
                                    Ownership Change Rollover Terms first apply.

EXTENDED MATURITY DATE              The last day of the calendar quarter ending
                                    immediately prior to the second anniversary of the date on which the Ownership Change
                                    Rollover Terms first apply.

INTEREST RATE                       In the first year in which Notes are
                                    outstanding under the Ownership Change
                                    Rollover Terms, interest will be 12% per annum. Thereafter, until the Extended
                                    Maturity Date, interest will be 14.5% per annum. Interest shall be calculated quarterly on a 30/360 basis and shall be payable in arrears on the last day of each calendar quarter (the interest rate in effect on a given date, the "Effective
                                    Rate").

PAYMENT IN KIND                     At the Company's option upon written notice
                                    to the holder, at the beginning of each
                                    quarter, the Company may pay interest for such quarter in the form of increased principal on the Note (in lieu of cash), in which case the interest rate for such quarter shall be the Effective Rate plus 200 bps.

CONVERSION                          The Notes are not convertible.

                                    EXHIBIT G

                                ESCROW AGREEMENT

                             DISCLOSURE SCHEDULE




Note Purchase Agreement Disclosure Schedule
-------------------------------------------

Schedule 3              Authorization
Schedule 3.7            No Material Adverse Change
Schedule 3.17           Taxes
Schedule 9.1(f)         Consents